Exhibit 11.1

                        SOCKET COMMUNICATIONS, INC.
            STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS
                   (In thousands, except per share data)

                                 Three Months               Six Months
                                Ended June 30,            Ended June 30,
                             --------------------    ------------------------
                                1996       1995         1996         1995
                             ---------  ---------    -----------  -----------
Net loss.................... $(955,354) $(744,749)   $(1,640,161) $(1,548,549)

Computations of weighted average common
 and common equivalent shares outstanding:

Weighted average common
  shares outstanding........ 3,017,052    808,681      3,007,158      538,002
Common equivalent shares
 from stock options,
 convertible preferred
 stock, and convertible
 notes granted or issued
 during the twelve-month
 period prior to the
 Company's initial public
 offering ..................         0          0              0      555,256
                             ---------  ---------    -----------  -----------

Shares used in computing
  net loss per share........ 3,017,052    808,681      3,007,158    1,093,258
                             =========  =========    ===========  ===========
Net loss per share           $   (0.32) $   (0.92)   $     (0.55) $     (1.42)
                             =========  =========    ===========  ===========